Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

Marchex, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-125372 and 333-128317) on Form S-3 and registration statements (Nos. 333-116867 and 333-123753) on Form S-8 of Marchex, Inc. of our report dated September 30, 2005, with respect to the balance sheet of Industrybrains, Inc. as of December 31, 2004 and the related statement of operations, stockholders’ equity, and cash flows for the year ended December 31, 2004, which report appears in this Form 8-K/A of Marchex, Inc.

/s/    KPMG LLP

Seattle, Washington

October 11, 2005